Exhibit 21.1
AQUA AMERICA, INC. AND SUBSIDIARIES
The following table lists the significant subsidiaries and other active subsidiaries of Aqua America, Inc. at December 31, 2007:
Aqua Pennsylvania, Inc. (Pennsylvania)
Aqua Resources, Inc. (Delaware)
Aqua Services, Inc. (Pennsylvania)
Aqua Ohio, Inc. (Ohio)
Aqua Illinois, Inc. (Illinois)
Aqua New Jersey, Inc. (New Jersey)
Aqua Maine, Inc. (Maine)
Aqua North Carolina, Inc. (North Carolina)
Aqua Texas, Inc. (Texas)
Aqua Indiana, Inc. (Indiana)
Aqua Utilities, Inc. (Texas)
Aqua Virginia, Inc. (Virginia)
Aqua Utilities Florida, Inc. (Florida)
Aqua Missouri, Inc. (Missouri)
Aqua South Carolina, Inc. (South Carolina)
Heater Utilities, Inc. (South Carolina)
Aqua New York, Inc. (New York)
New York Water Service Corporation (New York)
Aqua Wastewater Management, Inc. (Pennsylvania)